                                                                    EXHIBIT 10.9


                              EMPLOYMENT AGREEMENT

         This agreement ("the Agreement") entered into as of this __________ day of July 1995 between the parties 3CI Complete Compliance Corporation, a Delaware corporation (the "Corporation"), and Charles D. Crochet ("Employee") of Shreveport, Louisiana;

                                   WITNESSETH


         WHEREAS, Employee is a principal founder of predecessor companies of the Corporation, and has previously represented the Corporation with experience and expertise; and

         WHEREAS, the Corporation seeks the continuity and expertise of Employee for realizing objectives of prudent long-term growth and profitable operations of the Corporation.

         NOW, THEREFORE, for and in consideration of the compensation to be paid Employee hereunder contained, Employee and Corporation hereby agrees as follows:

         SECTION 1. TERMS. The initial term of this Agreement shall be for the period commencing June 1, 1995 and continuing until May 31, 1998, thereafter renewed annually at the mutual consent of the Employee and the Corporation. In the event that Employee or Corporation seek not to renew the Agreement, notice shall be tendered in writing six (6) months prior to the next renewal date.

         SECTION 2. PRIMARY DUTIES. Subject to the approval and instructions of the Board of Directors and the Chief Executive Officer, if any, Employee, as President, shall have responsibility for day-to-day operations of the Corporation, and implementation of actions that are intended to result in profitability and prudent long-term growth of the Corporation, to include but not necessarily limited to: hiring key employees whose responsibilities shall include operations, administration, sales and marketing, development of operating and market strategies, and policies and procedures intended to increase the efficiency, productivity and profitability of existing, and future businesses of the Corporation and its subsidiaries. It is also the duty of Employee to recommend and take action to consolidate the Corporation's business in order to overcome past problems.

         SECTION 3. BENFITS. Employee shall be eligible to participate in all employee welfare and benefit plans, group health insurance and other fringe benefits made available to, on the same basis as, and subject to the restrictions applicable to other employees of the Corporations.





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EMPLOYMENT AGREEMENT: CROCHET

         Employee shall be entitled to reimbursement of the cost of term life insurance policy in the face amount of up to Five Hundred Thousand and No/100 Dollars ($500,000.00), the proceeds of which shall be payable on an equally shared basis to Employee's estate and to the Corporation.

         Employee shall be entitled to the non-exclusive use of an automobile owned by the Corporation, or, at Employee's option, shall be entitled to reimbursement in an amount of up to Four Hundred and No/l00 Dollars ($400.00) per month for lease or purchase of an automobile.

         SECTION 4. SALARY. Corporation shall pay Employee an annualized salary in amounts not less than:

         (1)     June 1, 1995    -- September 30, 1995 =    $115,000
                 October 1, 1995 -- September 30, 1996 =     130,000
                 October 1, 1996 -- September 30, 1997 =     145,000
                 October 1, 1997 -- May 31, 1998 =           160,000

         SECTION 5. BONUS. As an additional incentive to Employee, Employee shall be a participant, either individually or with others, in a bonus plan, and Corporation shall pay Employee an annual bonus, in an amount determined by the Board of Directors, from an approved bonus plan described below, based on Fiscal Year Pre-Tax Profits as a percentage of Revenues:

         Pre-Tax Profits             Aggregate Bonus
         as a % of Revenue        Pool Percentage of Plan
         -----------------        -----------------------
         Less than 5.0%                    No bonus
         5.01 to 6.0%                      6%
         6.01 to 7.0%                      7
         7.01 to 8.0%                      8
         8.01 to 9.0%                      9
         9.01 or greater                   10

         SECTION 6. STOCK OPTIONS. Employee shall be entitled to a grant of stock options, for 90,000 shares of common stock of the Corporation, exercisable at a price of $2.00 per share. The Corporation and Employee acknowledge that Employee currently has vested options to purchase 32,500 shares of common stock of the Corporation at a price of $3.00 per share pursuant to a prior employment agreement, and Employee agrees that all other options currently held by Employee to purchase shares of capital stock of the Corporation are hereby terminated.



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EMPLOYMENT AGREEMENT:     CROCHET


         SECTION 7. COVENANT AGAINST COMPETITION. Employee agrees during this Agreement and at least until May 31, 199B that for so long as this Agreement is in effect (and for so long as payments are made to employee pursuant to Section 9 hereinafter), and for one year thereafter, Employee (i) will not, directly or indirectly engage in a principal or agent in any type of business entity or venture that at the time is directly competitive with the business of the Corporation in the parishes and counties designated on Exhibit "A" annexed hereto, and (ii) will not hire, employ, engage, or contract with any employee of the Corporation during such period, and (iii) will not solicit or entice any employee of the Corporation to leave the employ of the Corporation.

         Nothing in this section shall prohibit Employee from purchasing and holding as an investment not more than one percent (1.0%) of any class of the issued and outstanding publicly traded shares of a corporation engaged in competition with the Corporation.

         SECTION 8. CONFIDENTIALITY OF INFORMATION. Except for an act on behalf of the Corporation with the consent of or as directed by the Board or as may be required by law, the Employee shall keep confidential and shall not divulge to any other person or entity, during the term of employment or thereafter, any of the business secrets or other confidential information regarding the Corporation and its affiliates, which has not otherwise become public knowledge; provided, however, that nothing in this Agreement shall preclude the Employee from disclosing information (i) to parties retained to perform services for the Corporation or its subsidiaries, or (ii) under any other circumstances to the extent such disclosure is, in the reasonable judgment of the Employee, appropriate or necessary to further the best interest of the Corporation or its affiliates, or (iii) as may be required by law.

         SECTION 9. TERMINATION. This Agreement shall terminate immediately in event of the Employee's death or in the event that, in the reasonable judgment of the Board of Directors of the Corporation ("Board"), the Employee is disabled so as to be unable to perform his material duties hereunder. The Board may discharge the Employee from his employment hereunder for Cause (as hereinafter defined). Any discharge of the Employee for Cause, and the effective date thereof, shall be communicated to the Employee in writing. For purposes of this Agreement, the term "Cause" shall mean any of the following:

         (a) the Employee's intentional theft or embezzlement, or attempted theft or embezzlement, of money or property of the Corporation or its affiliates; the Employee's intentional perpetration or attempted perpetration of

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EMPLOYMENT AGREEMENT: CROCHET

                 fraud, or his participation in a fraud or attempted fraud, on the Corporation or its affiliates; or the Employee's intentional, unauthorized appropriation of, or his intentional attempt to misappropriate, any tangible or intangible assets or property of the Corporation or its affiliates;

         (b) any intentional material act or acts of disloyalty, misconduct, or moral turpitude by the Employee demonstrably injurious to the interest, property, operations, business, or reputation of the Corporation or its affiliates or the Employee's conviction of a crime the commission of which could result in material injury to the Corporation or its affiliates; or

         (c) the Employee's material failure to perform his duties under this Agreement, or his material breach of or material default in the performance or observance of any of his obligations, promises, undertakings, representations, or warranties under this Agreement, provided, however, that an act or omission under this Section 9(c) shall not be deemed to constitute Cause if it is of such a nature that all detriment otherwise resulting to the Corporation or its affiliates therefrom can be cured and, to the reasonable satisfaction of the Board, is promptly eliminated by appropriate action, and the Employee causes such action to be taken within ten (10) days following written notice from the Board with respect thereto.

The Board may terminate the Employee's employment without Cause, upon 30 days' prior notice to the Employee. In the event Employee is terminated without cause, the Employee will cease to be an employee of the Corporation and all obligations of the Corporation to the Employee shall terminate, except that the Employee shall be entitled to receive, during the then remaining term of this agreement, a monthly payment equal to the Employee's monthly base salary in effect on the date of termination, after appropriate deductions for federal, state or local withholding or other taxes. In the event the Employee is required to institute litigation in order to enforce the provisions of this paragraph and said Employee prevails in such litigation, Employer shall pay Employee all costs reasonably incurred in connection therewith including reasonable attorney's fees.





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EMPLOYMENT AGREEMENT CROCHET

         SECTION 10. DEATH. If Employee dies during the term of this Agreement, this Agreement shall automatically terminate, and the Corporation shall have the obligation to pay to the estate of the Employee only monthly payments equal to fifty percent (50%) of the monthly salary remaining to be paid under this Agreement or extension thereof; provided that, in no event shall said obligation to make monthly payments exceed a period of eighteen months.

         SECTION 11. NOTICES. All notices, requests, consents, and other communication on this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date mailed, postage prepaid, by certified mail, return receipt requested, to the respective parties as follows: 3C1 Complete Compliance Corporation, 910 Pierremont, Suite 312, Shreveport, Louisiana 71106 with a copy to Phillip M. Renfro, Fulbright & Jaworski, 300 Covenant Street, Suite 2200, San Antonio, Texas, 78205, (210) 224-5575, Facsimile No. (210) 224-8336; Charles Crochet, 836 Ontario, Shreveport, Louisiana 71106; with a copy to Jerald R. Harper, Cook, Yancey, King & Galloway, 333 Texas Street, Suite 1700, Shreveport, Louisiana, 318/227-7728, Facsimile No. 318/227-7850.

         SECTION 12. ENTIRE AGREEMENT: AMENDMENT. This Agreement constitutes the entire agreement between the parties respecting the services of Employee and there are no representation, warranties, agreement, or commitments between the parties hereto as set forth herein. This Agreement may be amended only by an instrument in writing executed by Employee and the Corporation.

         SECTION 13. BINDING EFFECT. This Agreement is for the benefit of Employee and the Corporation and shall be binding and enforceable by and against their successors, assigns, respective heirs, donees, pledges, devises, transferees, and representatives.

         SECTION 14. ATTORNEY'S FEES. In the event of breach of this Agreement, the party not in breach shall be entitled to recover its or his reasonable attorneys' fees and costs incurred in enforcing rights granted hereunder.

         SECTION 15. INDEMNIFICATION. The Corporation agrees to indemnify Employee for any loss, claim, damage, cost, judgment or settlements approved by the Corporation, including attorney's fees, if Employee is a party or is threatened to be made a party in any threatened, pending or completed action brought, in whole or in part, by reason of the fact that employee is or was an officer, director, employee or agent of the Corporation, to the fullest extent allowed by applicable law. Corporation further agrees that any expenses incurred by Employee in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be


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
EMPLOYMENT AGREEMENT: CROCHET


paid by the Corporation in advance of the final disposition of such action, and, upon Employee incurring same, suit or proceeding upon receipt of an undertaking on behalf of the Employee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation under applicable law. This right of indemnification shall be deemed to be in addition to any other rights of indemnification to which Employee shall be entitled by virtue of the Corporation's articles of incorporation, by-laws, statue or otherwise and shall be effective for so long as Employee is or may be made party to any action brought, in whole or in part, by reason of Employee serving as an officer, director, employee or agent of the Corporation.

         Section 16. GOVERNING LAW. This Agreement shall be governed and construed under and by virtue of the laws of the State of Louisiana.

         Section 17. INVENTION. Employee will promptly disclose to the Corporation

         a) all inventions, improvements, discoveries and technical developments (Inventions) made or conceived by Employee,either alone or with other during the term of his employment and

         b) all Inventions which are based on proprietary information of the Corporation and are made or conceived by Employee either alone or with others, within one year of leaving the Corporation's employment.

Employee herewith assigns to the Corporation the entire right, title and interest in and to such Inventions which relate in any way to or are useful in the Corporation's business and he agrees to cooperate with the Corporation in the procurement and maintenance of patens, copyright, and/or other protection of the Corporation's rights in such Inventions, at the Corporation's expense. Employee will keep and maintain adequate and current written records of all such Inventions, which shall be the property of the Corporation. If a patent application or copyright is filed by Employee or on his behalf within one year of leaving the Company's employment, describing and Invention within this scope of Employee's work for the Corporation or which otherwise relates to a portion of the Corporation's business of which Employee had knowledge during his employment, it is to be conclusively presumed that the Invention was conceived by Employee during the period of such employment.


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          IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officers or director, and Employee has executed this Agreement, in each case as of the date first written above.




          3C1/ Complete Compliance
          Corporation:                       Employee:

          By: /s/ [ILLEGIBLE]                /s/ CHARLES D. CROCHET
             --------------------------      -------------------------------
          Title: DIRECTOR                    Charles D. Crochet
                -----------------------      -------------------------------
          Date: August 31, 1995              Date: August 31, 1995
               ------------------------           --------------------------

















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